                                        ----------------------------------------
                                                     OMB APPROVAL
                                        ----------------------------------------
                                        OMB NUMBER                     3235-0287
                                        EXPIRES:               DECEMBER 31, 2001
                                        ESTIMATED AVERAGE BURDEN
                                        HOURS PER RESPONSE...................0.5
                                        ----------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Kalkwarf                           Kent                  D.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                        c/o Charter Communications, Inc.

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                                    (Street)

                            12405 Powerscourt Drive

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   (City)                           (State)              (Zip)

 St. Louis                            MO                 63131
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Charter Communications, Inc. - CHTR

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     August 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

              Executive Vice President and Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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



Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                (Over)

* If the form is filed by more than one reporting person, see
Instruction 4(b)(v).                                             SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                               7.                           ative     Deriv-   11.
                 sion                       Number of                        Title and Amount             Secur-    ative    Nature
                 or                         Derivative     6.                of Underlying     8.         ities     Secur-   of
                 Exer-             4.       Securities     Date              Securities        Price      Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)  of         ficially  Direct   direct
                 Price    Trans-   action   or Disposed    Expiration Date   ----------------  Deriv-     Owned     (D) or   Bene-
1.               of       action   Code     of(D)          (Month/Day/Year)            Amount  ative      at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,     ----------------            or      Secur-     of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)       Date     Expira-            Number  ity        Month     (I)      ship
Security         Secur-   Day/     ------   -------------  Exer-    tion               of      (Instr.    (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)      (D)  cisable  Date     Title     Shares  5)         4)        4)       4)
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
5.75% Charter
Convertible Sr.  $21.56   8/7/02    P        $200,000      Immed.   10/15/05 Class A   9,276   $88,237.50 $200,000   D
Notes                                                                        Common
                                                                             Stock
                                             (1)                                               (2)
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

(1)   Aggregate face value.
(2)   Aggregate purchase price.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15. U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


        /s/ Kent D. Kalkwarf                        August 8, 2002
   -----------------------------           ----------------------------
            Kent D. Kalkwarf

   ** Signature of Reporting Person

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                                 SEC 1474 (7-96)